Exhibit 99.1

Higher One Enters Into New $50 Million Credit Facility

New Haven, CT – January 5, 2011 – Higher One Holdings, Inc. (NYSE: ONE) announced today that its wholly-owned subsidiary, Higher One, Inc. (“Higher One”), entered into a new three-year senior secured revolving credit facility in an amount of $50 million with Bank of America, N.A. as administrative agent, and other lenders. Higher One has the ability to increase the amount available to $100 million, subject to certain conditions being met. The facility will bear interest at floating rates, plus a margin based on the leverage ratio of the company.

“This new credit facility should provide us with increased liquidity within a strong capital structure,” said Mark Volchek, Chairman and CFO of Higher One. “Coupled with our strong cash position, it allows us to continue to make necessary investments to grow the business while maintaining the financial flexibility to capitalize on future strategic opportunities.”

More details about the credit facility can be found in the company’s recently filed 8-K, which can be found at www.sec.gov, or the company’s Investor Relations website at www.ir.higherone.com.

About Higher One Holdings, Inc.

Founded in 2000, Higher One is a leading company focused on helping college business offices manage operations and provide enhanced service to students. Through a full array of services including refunds, payments, electronic billing, payment plans and more, Higher One works closely with colleges and universities to ensure students can receive Financial Aid refunds quickly, pay tuition and bills online, make on-campus and community purchases, and learn the basics of financial management.

Higher One provides its services to more than 5.3 million students at distinguished public and private higher education institutions nationwide. More information about Higher One can be found at www.ir.higherone.com.

Investor Relations Contact

Ken Goff, Investor Relations

kgoff@higherone.com

203-776-7776 x4462